Exhibit 99.1

News Release	Contact:
For Immediate Release	Anna Austin Vice President, Corporate Communications (314) 523-8354 investor.relations@tlcvision.com

TLCVision Reports Sale of 2,328,725 Shares of Common Stock of OccuLogix, Inc.

St. Louis, MO, December 16, 2004: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced the completion of the initial public offering of OccuLogix, Inc. (NASDAQ:RHEO; TSX:RHE) and the previously announced sale of 2,328,725 shares of OccuLogix, Inc. common stock. The common shares were sold in the United States and Canada at a price of $12.00 per share and TLCVision will receive $27,944,700 in gross proceeds from the sale of the stock. TLCVision will continue to be a major shareholder with a 51.4% interest in OccuLogix (48.2% on a fully diluted basis).

TLCVision and the other selling stockholders in the offering granted the underwriters an over-allotment option, exercisable for 30 days from today, to purchase up to 1,260,000 shares of common stock of OccuLogix at the public offering price. TLCVision has been advised that the underwriters will not exercise the over-allotment option.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State, Province or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State, Province or other jurisdiction.

About TLCVision

TLCVision is North America’s premier eye care services company. The key drivers of TLCVision‘s strategy are our affiliated network of thousands of eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by a strong operations management culture and superior information technology. More information about the company can be found on the TLCVision web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.